Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Acquisition of AMS Defense and Intelligence Group Honored
by Northern Virginia Technology Council for "Hottest M&A Deal"

Arlington, Va., July 19, 2004 - CACI International Inc (NYSE: CAI) announced today that its May 1 acquisition of the Defense and Intelligence Group of American Management Systems, Inc. (AMS) has been honored by the Northern Virginia Technology Council (NVTC) as part of the "Hottest M&A (Merger & Acquisition) Deal" of the year. The award recognizes both CACI's acquisition and the purchase of all other AMS divisions by CGI Group, Inc., an information technology firm based in Canada. The award was presented at a July 15 ceremony attended by more than 350 executives from the technology community.

NVTC's Hottest M&A Deal is part of its annual Hot Ticket Awards celebrating outstanding entrepreneurial companies and individuals of the technology arena. The award recognizes the success of the CACI-CGI-AMS deal in exhibiting great vision and the ability to deliver and implement an innovative management approach.

The huge CACI-CGI-AMS transaction involved thousands of employees and over $1 billion in cash. For CACI, it was the largest acquisition in the company's 42-year history. The transaction increased CACI's workforce by almost one quarter -- from some 7,600 employees to more than 9,400 -- brought in more than 300 new contracts, and raised revenue to $1 billion for the first time in the company's history. The deal also reflected the continuing successful execution of the company's three-pronged growth strategy of sustaining strong client relationships, winning recompete contracts, and maintaining an aggressive M&A program.

To prepare for the acquisition, CACI worked diligently to identify and meet with key people and keep its own managers and employees continually informed. The company established an integration program for orientation and training sessions as well as a program to mentor new managers. The former AMS division was seamlessly integrated into CACI's business and infrastructure as an entirely new business group.

According to Gil Guarino, the former AMS executive who is now CACI Executive Vice President with the new business group, "CACI welcomed us with open arms. They provided a smooth and supportive transition for our employees and ensured an uninterrupted flow of support to our clients. We are now thriving as part of the high-performance CACI team, strengthening the company's presence in the defense, intelligence, and homeland security markets."

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "We thank the Northern Virginia Technology Council for this prestigious recognition. Our purchase of the Defense and Intelligence Group acquisition is just one example of CACI's highly successful acquisition strategy that continually augments our core competencies and propels our company growth. We have sustained our course for over 42 years, creating opportunities through strong corporate culture, vision, integrity, and building a company with genuine strength, dedication, and commitment."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com